Exhibit 10.4
NON-QUALIFIED STOCK OPTION

THIS NON-QUALIFIED STOCK OPTION granted this _______ day of ____, 20XX (the “Grant Date”), by PATRICK INDUSTRIES, INC. (hereinafter called the "Company"), to “_____________” (hereinafter called the "Employee"), pursuant to the Patrick Industries, Inc. ______ Stock Option Program, as Amended and Restated (the “Plan”).  Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Plan.

In consideration of the premises, mutual covenants and agreements herein, the Company and the Employee agree as follows:

1.           Option Grant - The Company hereby grants to the Employee an option to purchase a total of ____________ shares of Common Stock of the Company (“Shares”) on the terms and conditions set forth herein.  This option shall not constitute an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.           Option Price - The purchase (exercise) price for each Share issuable upon exercise of this option shall be $___________ per share, being not less than the “fair market value” per Share on the Grant Date (as determined under the Plan).  The fair market value per Share as of the close of business on the Grant Date was $_________ per share.

3.           Time of Exercise - Subject to the provisions of paragraphs 4, 5, 6, and 9 hereof, this option may be exercised (as described in paragraph 6 hereof) to a maximum cumulative amount of 10% of the total Shares from and after the Grant Date, as to 35% of the total Shares from and after the first anniversary of the Grant Date, as to 70% of the total Shares from and after the second anniversary of the Grant Date, and as to 100% of the total Shares from and after the third anniversary of the Grant Date.  The following schedule reflects the amounts and vesting dates in accordance with the schedule above:

	Vesting Schedule
	5/21/09	5/21/10	5/21/11	5/21/12
Cumulative Percent	10%	35%	70%	100%
Vested Shares

4.           Term - Subject to earlier termination as provided in Section 5 hereof, this option shall terminate, and be of no force or effect after 5:00 p.m. (Eastern Time), on the tenth (10th) anniversary of the Grant Date (the “Expiration Date”).

5.           Effect of Termination of Service - In the event of Employee’s termination of employment with the Company or any of its subsidiaries (a “Termination of Service”) prior to the Expiration Date, then (i) all further vesting of Employee’s rights with respect to the option under Paragraph 3 hereof shall immediately cease, (ii) any then unvested portion of this option shall be immediately cancelled and forfeited by the Employee for no consideration and (iii) any then vested portion of this option shall terminate and lapse following such Termination of Service as follows:

(a)
In the event of a Termination of Service for any reason other than death, Disability or Retirement, this option shall lapse on the earlier of (i) the last day of the six (6) month period beginning on the date of such Termination of Service or (ii) the Expiration Date.

(b)
In the event of a Termination of Service by reason of Employee’s death, Disability or Retirement, this option shall lapse on the earlier of (i) the last day of the one (1) year period beginning on the date of such Termination of Service or (ii) the Expiration Date.  In the event of death or Disability, the legal representative of the Employee, the Employee’s estate, or the person to whom this option passes by will or the laws of descent and distribution shall be entitled to exercise this option.  For these purposes, “Disability” shall mean the inability of the Employee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that (i) can be expected to result in death, (ii) has lasted for a continuous period of not less than 12 months, or (iii) can be expected to last for a continuous period of not less than 12 months.  For these purposes, “Retirement” shall mean a retirement in accordance with any retirement plan then in effect for the Company or any of its subsidiaries.

(c)
If the Employee dies during the twelve (12) month period following Termination of Service by reason of Disability or retirement or within six (6) months after any other termination of employment, then notwithstanding Paragraphs 5(a) and (b) above, this option shall lapse on the earlier of (i) the Expiration Date, (ii) the last day of the one year period beginning with the date of Employee's death.

6.           Exercise of Option -

(a)
This option may be exercised, to the extent then exercisable, only by appropriate notice in writing delivered to the Secretary of the Company at Elkhart, Indiana, and accompanied by a check payable to the order of the Company for the full purchase price of the Shares being purchased.  The Employee shall also submit, if then required by any federal or state securities law, a written representation that at the time of exercise it is the Employee’s intention to acquire the Shares for investment and not for resale.

(b)
The Company shall have the right to deduct from any compensation or any other payment of any kind due the Employee, the amount of any federal, state or local taxes required by law to be withheld as the result of any exercise of this option.  In lieu of such deduction, the Company may require the Employee to make a cash payment to the Company at the time of any option exercise equal to the amount of taxes required to be withheld.  If the Employee does not make such payment when requested, the Company may refuse to issue any Shares under this option until arrangements satisfactory to the Company for such payment have been made.

7.           Nontransferability - The option shall not be transferable other than by will or the laws of descent and distribution, and any permitted transferee shall take the option subject to all of the terms hereof.  During the lifetime of the Employee, the option may be exercised only by the Employee or, in the case of the Employee’s Disability, the Employee’s duly authorized representative.  Following the death of the Employee, the option may be exercised only by the Employee’s executor, administrator or permitted transferee as provided above.  Without limiting the generality of the foregoing, the option may not be assigned, transferred (except as provided above), pledged or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process, and any attempt to do so shall be void.

8.           Delivery of Certificates -

(a)	The Company shall not be required to issue or deliver any Shares purchased upon the exercise of this option prior to the admission of such Shares to listing on any stock exchange on which Common Stock of the Company may at that time be listed.  If at any time during the option period the Company shall be advised by its counsel that the Shares deliverable upon an exercise of the option are required to be registered under the Federal Securities Act of 1933 or any state securities law, or that delivery of such Shares must be accompanied or preceded by a Prospectus meeting the requirements of such Act, the Company will use its best efforts to effect such registration or provide such Prospectus not later than a reasonable time following each exercise of this option, but delivery of Shares by the Company may be deferred until such registration is effected or such Prospectus is available.  The Employee agrees and acknowledges that this option may not be exercised unless the foregoing conditions are satisfied.  The Employee shall have no interest in Shares covered by this option until certificates for said Shares are issued.

(b)
No adjustment shall be made for dividends or other distributions made by the Company to its shareholders or other rights for which the record date is prior to the date on which the Employee is admitted as a shareholder with respect to Shares that may be issued upon the exercise of the option.  Notwithstanding the preceding sentence, in the event of an extraordinary cash dividend or distribution, the Compensation Committee of the Company’s Board of Directors (the “Committee”) shall make appropriate and equitable adjustments to the number of Shares subject to this option and/or to the exercise price hereof as the Committee determines in its sole and reasonable discretion are necessary to prevent dilution of Employee’s rights hereunder.  The Committee’s determination with respect to any such adjustments under this Section 8 shall be conclusive and binding on the Employee.

9.           Adjustment Provisions - If the Company shall at any time change the number of shares of its Common Stock without new consideration to the Company (such as by stock dividends or stock splits), the total number of Shares then remaining subject to purchase hereunder shall be changed in proportion to such change in issued shares and the option price per share shall be adjusted so that the total consideration payable to the Company upon the purchase of all Shares not theretofore purchased shall not be changed.

If, during the term of this option, the Common Stock of the Company shall be changed into cash, securities, or evidences of indebtedness of another corporation, other property, or any combination thereof, whether as a result of reorganization, sale, merger, consolidation, or other similar transaction (a “Transaction”), the Company shall cause adequate provision to be made whereby (i) the Employee shall thereafter be entitled to receive upon the due exercise of this option, the cash, securities, evidences of indebtedness, other property, or any combination thereof the Employee would have been entitled to receive for Shares acquired through exercise of this option immediately prior to the effective date of such Transaction and (ii) if the Employee’s employment is terminated without Cause following the Transaction during the term of this option, this option shall become fully exercisable for the balance of the option term.   For these purposes, “Cause” shall mean (A) commission of a felony involving moral turpitude, (B) substantial failure to perform the duties required by the Employee’s employment or (C) material negligence or misconduct in the performance of those duties, all as determined by the Board of Directors of the Company.  If appropriate, the option price of the shares or securities remaining subject to purchase following such Transaction may be adjusted, in each case in such equitable manner as the Committee may select.

If the Board of Directors of the Company determines that the Company is unable to cause adequate provision to be made to allow the Employee to continue to benefit from the option after the Transaction, the option shall become fully vested and cancelled in exchange for a lump sum payment from the Company in an amount equal to the excess of the then value of the Company’s Common Stock as established in the Transaction over the option exercise price.

10.           Subject to the Plan - This option shall be subject to and governed by all the terms and conditions of the Plan.  A copy of the Plan is on available for review by Employee upon request to the Company’s Secretary and is hereby incorporated by reference.  In the event of any discrepancy or inconsistency between the terms and conditions of this option and of the Plan, the terms and conditions of the Plan shall control.

11.           Code Section 409A - This option is intended to be exempt from Section 409A of the Code, and the regulations and guidance promulgated thereunder (“Section 409A”).  Notwithstanding the foregoing or any provision of this option to the contrary, if any provision of this option contravenes Section 409A or could cause the Employee to incur any tax, interest or penalties under Section 409A, the Committee may, in its sole discretion and without the Employee’s consent, modify such provision to comply with, or avoid being subject to, Section 409A, or to avoid the incurrence of taxes, interest and penalties under Section 409A.

12.           No Assurance of Continued Employment by the Company - The granting of the option is in consideration of the Employee’s continuing as an employee of the Company.  Notwithstanding the foregoing, nothing in this option shall confer upon the Employee any right to continue as an employee of the Company, or affect the right of the Company to terminate the Employee’s employment (subject to the terms of any separate employment contract) at any time in the sole discretion of the Company, with or without cause.

13.           Interpretation - The interpretation and construction of any terms or conditions of the Plan, or of this option or other matters related to the Plan by the Committee shall be final and conclusive.

14.           Enforceability - This Agreement shall be binding upon the Employee and such Employee’s estate, personal representative and beneficiaries.

15.           Governing Law - This Agreement shall be governed and construed in accordance with the laws of the State of Indiana (regardless of the law that might otherwise govern under applicable Indiana principles of conflict of laws).

16.           Amendment - The terms and conditions of this option may be amended by the mutual agreement of the Company and the Employee or such other persons as may have an interest herein, evidenced in writing.

IN WITNESS WHEREOF, the Committee has caused this option to be executed on the date first above written.

PATRICK INDUSTRIES, INC.

By________________________

 Title______________________